Exhibit 99.02

 EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	First Nine Months
(Dollars in millions)	2004	2004	2004	2004

Sales Revenue	$1,597	$1,676	$1,649	$4,922
Less: CASPI restructured, divested, and consolidated product lines (1)	174	193	74	441
Sales revenue - continuing product lines	$1,423	$1,483	$1,575	$4,481

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2003	2003	2003	2003	2003

Sales Revenue	$1,441	$1,481	$1,444	$1,434	$5,800
Less: CASPI restructured, divested, and consolidated product lines (1)	174	190	185	170	719
Sales revenue - continuing product lines	$1,267	$1,291	$1,259	$1,264	$5,081

EASTMAN DIVISION DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	First Nine Months
(Dollars in millions)	2004	2004	2004	2004

Sales Revenue	$886	$943	$892	$2,721
Less: CASPI divested/consolidated product lines (1)	174	193	74	441
Sales revenue - continuing product lines	$712	$750	$818	$2,280

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2003	2003	2003	2003	2003

Sales Revenue	$852	$865	$818	$805	$3,340
Less: CASPI divested/consolidated product lines (1)	174	190	185	170	719
Sales revenue - continuing product lines	$678	$675	$633	635	$2,621

(1) These businesses and product lines include acrylate ester monomers, composites (unsaturated polyester resins), inks and graphic arts raw materials, liquid resins, powder resins and textile chemicals divested on July 31, 2004 as well as other restructuring, divestiture and consolidation activities that the Company has completed related to these businesses and product lines.

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